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                                                                    Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement Nos. 333-25877, 333-28483, 333-30371, 333-67684, 333-50671 on Forms S-8 and
Registration Statement No. 333-126670 on Form S-3 of our reports relating to the financial statements and financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle) of Payless ShoeSource, Inc. and subsidiaries and management's report on the effectiveness of internal control over financial reporting dated March 31, 2006, appearing in the Annual Report on Form 10-K of Payless ShoeSource, Inc. and subsidiaries for the year ended January 28, 2006.



Kansas City, Missouri
April 7, 2006